Exhibit 3.2
CERTIFICATE
Bitauto Holdings Limited
Scotia Centre, 4th Floor, P.O. Box 2804
George Town, Grand Cayman KY1-1112
Cayman Islands
I, Bin Li, Chairman of the Board of Directors and Chief Executive Officer of Bitauto Holdings Limited, DO HEREBY CERTIFY that the following is an extract of a special resolution passed by the shareholders on 28 October 2010, and that such resolution has not been modified:
4.	Share Split
     It is resolved as a special resolution that:
4.1	every issued and unissued share of US$0.0001 each in the capital of the Company be and is hereby sub-divided into 2.5 shares of US$0.00004 each such that the Company shall have an authorised share capital of US$50,000 divided into 1,227,852,525 Ordinary Shares of a nominal or par value of US$0.00004 each and 22,147,475 Preference Shares of a nominal or par value of US$0.00004 each, of which 4,023,810 are designated as Series A Preference Shares, 5,738,102.5 are designated as Series B Preference Shares, 4,885,562.5 are designated as Series C Preference Shares, 5,000,000 are designated as Series D-1 Preference Shares and 2,500,000 are designated as Series D-2 Preference Shares, and the 4,997,220 issued Ordinary Shares of US$0.0001 shall become 12,493,050 Ordinary Shares of US$0.00004 each, 1,609,524 issued Series A Preference Shares of US$0.0001 each shall become 4,023,810 Series A Preference Shares of US$0.00004 each, 2,295,241 issued Series B Preference Shares of US$0.0001 each shall become 5,738,102.5 Series B Preference Shares of US$0.00004 each, 1,954,225 issued Series C Preference Shares of US$0.0001 each shall become 4,885,562.5 Series C Preference Shares of US$0.00004 each, 1,393,738 issued Series D-1 Preference Shares of US$0.0001 each shall become 3,484,345 Series D-1 Preference Shares of US$0.00004 each, and 651,408 issued Series D-2 Preference Shares of US$0.0001 each shall become 1,628,520 Series D-2 Preference Shares of US$0.00004 each (the “Sub-division”); and
5.	Amendment to the Current Memorandum and Articles
     It is resolved as a special resolution that:
5.1	The Current Memorandum and Articles be amended by replacing the definition of “Qualified IPO” with the following:

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“‘Qualified IPO’ means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) registered under the Securities Act of 1933 of the United States of America, as amended, or its equivalent in another jurisdiction if the Qualified IPO does not occur in the U.S., managed by a lead underwriter of international standing reasonably acceptable to the Preference Shareholders holding in aggregate at least a majority interest for the time being in the issued Preference Shares (on an as-if-converted basis), with the Company’s market capitalization being at least US$300 million and gross proceeds from the IPO being at least US$50 million; “gross proceeds” used herein means the total amount raised from an IPO prior to paying any expenses including without limitation to underwriters’ discounts, legal expense, auditors’ fees and similar third party expenses.

/s/ Bin Li
Name:	Bin Li
Title:	Chairman of the Board of Directors and Chief Executive Officer
Date:	November 10, 1010

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